EXHIBIT 99.1

March 15, 2004

Investor Contact:
Steve Belgrad, 303-394-7706

Media Contact:
Jane Ingalls, 303-394-7311
Blair Johnson, 720-210-1439
Shelley Peterson, 303-316-5625

JANUS CAPITAL GROUP NAMES GARY D. BLACK

PRESIDENT AND CHIEF INVESTMENT OFFICER

Goldman Sachs CIO Brings Broad Investment Expertise,

Strong Commitment to Fundamental Research

DENVER – Janus Capital Group Inc. (NYSE: JNS) today announced that Gary D. Black, chief investment officer for Goldman Sachs Asset Management’s Global Equities business, has been appointed president and chief investment officer of Janus. Black, who is 43, will report to Janus Capital Group CEO Mark Whiston.

Whiston said Black’s strong track record, passion for research and respect in the industry make him the ideal choice to lead the company’s investment team and represent Janus in the marketplace. Calling Black a “natural fit” for a research-oriented firm like Janus, Whiston noted that Black was a number-one-rated analyst in Institutional Investor magazine’s “All-America Research Team” for six consecutive years.

“We’ve been deliberate with this search because we wanted to find just the right person to fill this important role,” Whiston said. “Given his blend of investment acumen and leadership skills, Gary was well worth the wait. I know his insights and focus on delivering for shareholders will help us build on the steps we’ve taken to deliver strong fund performance.”

Black will be responsible for the performance of all Janus Capital Group products and investment-management activities, including overseeing Janus portfolio managers, research analysts and trading personnel. He’ll also work with Janus’ subsidiaries – INTECH; Perkins, Wolf and McDonnell; and Bay Isle Financial – on product development and investment performance. In addition, he’ll help Whiston continue to broaden the company’s product lineup and leverage its global distribution network.

“I’ve always considered research the essence of portfolio management – and nowhere is that more true than at Janus,” Black said. “They have a lot of talented people, a strong brand and a well-deserved reputation for fundamental research. My role is to help a good company get even better.”

Black was appointed to his current position as chief investment officer for Goldman Sachs Asset Management’s (GSAM) Global Equities business in 2002. In that capacity, he managed all GSAM CIOs, portfolio managers and analysts who specialized in growth, value, blend and international equities.

As CIO, Black broadened GSAM’s equity product platform, more closely aligned portfolio manager compensation with long-term investment performance, and strengthened the company’s risk-management processes. During his tenure, GSAM doubled its value assets, tripled its REITs business and achieved record flows in its growth equity portfolios. In addition, Black was a driving force in uniting GSAM’s institutional and private client businesses into a single organization.

Black joined Goldman Sachs in June 2001 as managing director of its U.S. institutional and third-party businesses. From 1992 to 2001, he worked at Alliance Bernstein and its predecessor firm, Sanford C. Bernstein & Co. After being named the top-rated analyst in his sector for six straight years, he moved into senior management in 1999. As executive vice president and head of Institutional Asset Management at Alliance Bernstein, Black was responsible for a 75-member global team in North America, Europe, Asia and Australia.

He earned an MBA from Harvard Business School and a bachelor’s degree in economics from The Wharton School of the University of Pennsylvania.

About Janus Capital Group Inc.

Based in Denver, Colorado, Janus Capital Group Inc. is a leading asset manager offering individual investors and institutional clients complementary asset management disciplines through the firm’s global distribution network. Outside the U.S. it has offices in London, Hong Kong, Tokyo, and Milan.

Janus Capital Group consists of Janus Capital Management LLC, Enhanced Investment Technologies, LLC (INTECH), Bay Isle Financial LLC and Capital Group Partners. Janus Capital Group owns 30% of Perkins, Wolf, McDonnell and Company, LLC and approximately 9% of DST Systems, Inc.

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This press release includes statements concerning potential future events involving Janus Capital Group Inc. that could differ materially from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Janus’ Annual Report on Form 10-K for the year ended December 31, 2003 on file with the Securities and Exchange Commission (Commission file no. 001-15253). Janus will not update any forward-looking statement made in this press release to reflect future events or developments.

Due to market volatility, current performance may be higher or lower than the figures shown. Call 1-800-525-3713 or visit janus.com for current performance and a prospectus containing more information, including charges, risks and expenses. Read the prospectus carefully before you invest or send money.

Funds distributed by Janus Distributors LLC. (3/04)

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